Filed pursuant to Rule 433 Registration Statement No. 333-180300-03 September 4, 2013
September 2013	Raymond James

Credit Suisse Structured Product Offering List

Please find the indicative terms for our September offerings below. All terms, including but not limited to coupon rate, participation rate, knock-in level, buffer amount, automatic redemption premium and fixed payment percentage, as applicable, are subject to change and will be determined on the Trade Date.* Additionally, dates listed below are expected dates, which are subject to change due to market conditions. The sales commissions listed may only represent a portion of the total underwriting discounts and fees for an offering. Capitalized terms used herein shall have the meaning given to them in the applicable offering documents. Any payment on the securities is subject to Credit Suisse’s ability to pay its obligations as they become due. For more information, please see the applicable offering document at the links provided below.

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

Income/Cash Flow Alternatives

6 Year RTY Contingent Coupon Yield Notes
For each quarterly contingent coupon period, the investor is entitled to receive a contingent coupon expected to be between [6.50-7.00%]* per annum if a Coupon Barrier Event does not occur. If a Coupon Barrier Event does occur, no contingent coupon will be paid for the corresponding contingent coupon period. If a Knock-In Event occurs, the redemption amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Underlying. If a Knock-In Event does not occur, the redemption amount will be the principal amount of the securities held.
CUSIP	Coupon* (per annum)	Underlying(s)	Knock-In Level/Coupon Barrier Level*	Contingent Coupon Schedule	Sales Concession	Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QAG1	•[6.50%-7.00%] p.a. if no Coupon Barrier Event occurs •Otherwise, no contingent coupon paid for the period.	Russell 2000® Index	Approximately 70.0% of Initial Level; European Knock-In	Quarterly contingent coupon periods	2.50%			9/20/13	9/27/13	9/27/19

Equity-Linked Alternatives

5 Year EEM Accelerated Barrier Notes
If the Final Level is equal to or greater than the Initial Level, the investor is entitled to receive a payment at maturity based on the percentage change from the Initial Level to the Final Level times an Upside Participation Rate of at least 125%*. If the Final Level is less than the Initial Level, and a Knock-In Event occurs, the redemption amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Underlying. If the Final Level is less than the Initial Level, and a Knock-In Event has not occurred, the redemption amount will be the principal amount of the securities held.
CUSIP	Return Profile (at maturity)*	Underlying(s)	Knock-In Level*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QAF3	• If Final Level > Initial Level, then a positive return based on the percentage change from the Initial Level to the Final Level multiplied by at least 125%*. • If Final Level < Initial Level and no Knock-In Event occurs, then the principal amount. • If Final Level < Initial Level and a Knock-In Event occurs, then a negative return corresponding to the depreciation of the Underlying.	iShares® MSCI Emerging Markets ETF	Approximately 80.0% of Initial Level; European Knock-In	2.25%			9/20/13	9/27/13	9/27/18

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

5.5 Year SX5E Accelerated Barrier Notes
If the Final Level is equal to or greater than the Initial Level, the investor is entitled to receive a payment at maturity based on the percentage change from the Initial Level to the Final Level times [137.0%-147.0%] *. If the Final Level is less than the Initial Level, and a Knock-In Event occurs, the redemption amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Underlying. If the Final Level is less than the Initial Level, and a Knock-In Event has not occurred, the redemption amount will be the principal amount of the securities held.
CUSIP	Return Profile (at maturity)*	Underlying(s)	Knock-In Level*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QAE6	• If Final Level > Initial Level, then a positive return based on the uncapped percentage change from the Initial Level to the Final Level multiplied by [137.0%-147.0%] *. • If Final Level < Initial Level and no Knock-In Event occurs, then the principal amount. • If Final Level < Initial Level and a Knock-In Event occurs, then a negative return corresponding to the depreciation of the Underlying.	EURO STOXX 50® Index	Approximately 50.0% of Initial Level; European Knock-In	2.50%			9/20/13	9/27/13	3/27/19

* The actual coupon rate, participation rate, knock-in level, buffer amount, automatic redemption premium or fixed payment percentage, as applicable, to be determined on the Trade Date.

Credit Suisse AG (“Credit Suisse”) has filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, with respect to the offerings to which this Structured Product Offering List relates. Before you invest, you should read the applicable Preliminary Pricing Supplement, the applicable Underlying Supplement, the applicable Product Supplement, the Prospectus Supplement and the Prospectus, to understand fully the terms of each offering of securities and other considerations that are important in making a decision about investing in any of the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in the applicable offering will arrange to send you the applicable Preliminary Pricing Supplement, Underlying Supplement, Product Supplement, Prospectus Supplement and Prospectus if you request by calling toll-free 1-(800)-221-1035.

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